Exhibit 99.1

NAVISTAR REPORTS SECOND QUARTER EARNINGS AT HIGH END OF GUIDANCE;
ACCELERATED EARNINGS GAINS SEEN FOR FOURTH QUARTER

Class 8 Market Share Continues To Improve, Initiatives Keep Company On Growth Track

WARRENVILLE, Ill.—June 9, 2005 -- Navistar International Corporation (NYSE: NAV) today reported strong revenues for the three months ended April 30, 2005, driven by favorable market conditions.

The company said it earned $53 million, equal to $0.70 per diluted common share, for the three months ended April 30, 2005, compared with $52 million, equal to $0.68 per diluted common share, in the same period a year earlier. Previously, the company indicated that second quarter earnings would be in the range of $0.65 to $0.70 per diluted common share.

Consolidated sales and revenues from manufacturing and financial services operations for the second quarter of 2005 totaled $3.0 billion, compared with the $2.4 billion reported in the second quarter of 2004.

For the first six months of fiscal 2005, Navistar reported net income of $71 million, equal to $0.95 per diluted common share, compared with $38 million, or $0.52 per diluted common share, in the first six months a year ago. Consolidated first-half sales and revenues amounted to $5.5 billion, compared with $4.3 billion in the first six months of 2004.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said the second quarter results reflect improved operating results from the company’s truck group, which benefited from a continued favorable economic environment driving demand for commercial trucks.

“Steel price increases are stabilizing and supplier constraints appear to be easing so we are anticipating accelerated earnings gains in the second half of the year, particularly the fourth quarter which historically is the strongest quarter of the year for our company,” Ustian said.

The company has increased its forecast for United States and Canadian truck industry retail sales volume for its fiscal year ending October 31, 2005. Sales volume for Class 6-8 trucks and school buses in the fiscal year ending October 31, 2005 is now forecast at 408,000 units, up 5 percent from the 389,500 units forecast by the company last December. Class 8 volume is now estimated at 273,000 units, up from the previous forecast of 262,000 units, while medium truck volume has been increased 9,000 units to 109,000 units. Anticipated school bus volume has been reduced by 1,500 units to 26,000 units.

Ustian said that earnings per share for fiscal 2005 are expected to be in the range of $4.80 to $5.10 per diluted common share, up from previous guidance of $4.60 to $5.00 per diluted share. He also said that the company anticipates earnings for the third quarter ending July 31, 2005, to be in the range of $0.75 to $0.85 per diluted common share. Revenues for the full year should be in the range of $11.4 billion to $11.7 billion, up from the $9.7 billion reported in 2004.

According to Ustian, the company anticipates that growth in both the truck and engine businesses over the next several years will be achieved through the introduction of new products and entry into new markets while the company continues to improve its cost structure.

Exhibit 99.1 (continued)

“We are progressing toward our bold goal of becoming a $15 billion company with a 10 percent segment return by 2009 through scale, global sourcing and cost reductions,” Ustian said. “Some of the initiatives announced recently will help give us that scale to improve our cost structure.”

Ustian noted that during the quarter, the company acquired MWM Motores Diesel Ltda (MWM), a major Brazilian diesel engine producer of medium and high-speed diesel engines in the 50 to 310 horsepower range. The acquisition, which is subject to review by the Brazilian antitrust regulatory authority, supports the company’s strategy to grow its engine business at both ends of the horsepower range of diesel engines currently produced and to better serve customers in the South American market. This acquisition will increase global sourcing opportunities and reduce costs for engine products. MWM’s financial results for April have been consolidated in Navistar’s second quarter financial statements.

Another example of growth through scale that occurred during the quarter was the winning of a five-year contract with a value of approximately $400 million for the delivery of up to 5,000 trucks to the Taiwan Ministry of National Defense. The vehicles will be used in troop carrier and general cargo applications by Taiwan’s armed forces and is the second major military contract won by the company this year. In March, Navistar was awarded a multi-year contract from the U.S. Army, with a potential value of up to $467 million to provide vehicles needed by the Afghanistan National Army to support the rebuilding effort of Afghanistan.

Finally, Ustian said that the company continues to utilize the services of Mahindra & Mahindra of India to lower costs through sourcing components and materials as well as to provide engineering services. The goal is to achieve a 20 percent reduction in the cost of sourced components and services by the end of 2005.

Production began May 16 on the company’s new Class 5 series line of trucks. The cab-forward vehicle, which rounds out International’s offering of medium and heavy trucks, is used in such vocations as pickup and delivery, utility, recovery, landscaping and construction.

“The cab forward market has been growing at a rapid pace and our entry required minimal investment since production is leveraged through our Blue Diamond joint venture with Ford Motor Company,” Ustian said.

Worldwide shipments of International® brand medium and heavy trucks and IC brand school buses during the second quarter totaled 32,900 units, compared with 28,100 units in the first quarter this year and 26,500 units in the second quarter of 2004.

The largest gains came in the Class 8 market segment, which consists of both heavy over-the- road trucks, as well as severe service trucks used in construction, waste hauling and other off-road applications. Overall Class 8 market share increased to 19.6 percent, up approximately 1 percentage point over both the second quarter a year ago and the first quarter of 2005. The company’s heavy truck share increased to 17.4 percent, up from 16.8 percent a year earlier while its severe service market share increased to an industry leading 26.1 percent from 23.0 a year ago. Class 6-7-market share was virtually unchanged at 40.1 percent. Bus body share rose to 59.7 percent from 51.6 percent a year earlier while bus chassis share was 62.6 percent, an increase of 5.0 percentage points.

Shipments of mid-range diesel engines to other OEMs during the quarter totaled a record 106,100 compared with 88,200 units in the first quarter and 91,100 units in the second quarter of 2004.

Exhibit 99.1 (continued)

The engine and truck parts operations had record sales in the second quarter of $357 million, up from $328 million in the first quarter and the $318 million reported in the second quarter a year ago.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company through its affiliates produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. A wholly owned subsidiary offers financing services. Additional information is available at www.nav-international.com.

Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of possible delays in the company's analysis and completion of its quarterly financial data.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

Conference Call

The company’s conference call with security analysts to discuss the earnings report will be web cast at 10 a.m. CDT today. The web cast can be accessed via the Internet at: http://www.shareholder.com/nav/medialist.cfm. Additional information can be found at: http://www.nav-international.com/investor, via the financial and investor information link to the overview page.

Exhibit 99.1 (continued)

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)
(Millions of dollars, except per share data)

	Three Months Ended April 30		Six Months Ended April 30

	2005	2004	2005	2004

		As Restated		As Restated
Sales and revenues
Sales of manufactured products	$2,904	$2,276	$5,395	$4,162
Finance revenue	58	71	120	127
Other income	8	6	13	9

Total sales and revenues	2,970	2,353	5,528	4,298

Costs and expenses
Cost of products and services sold	2,498	1,976	4,675	3,629
Restructuring and other non-recurring charges	-	-	-	4
Postretirement benefits expense	60	58	119	119
Engineering and research expense	86	51	163	115
Selling, general and administrative expense	202	150	378	299
Interest expense	38	33	71	65
Other expense	5	8	14	15

Total costs and expenses	2,889	2,276	5,420	4,246

Income before income taxes	81	77	108	52
Income tax expense	28	25	37	14

Net income	$53	$52	$71	$38

Earnings per share
Basic	$0.76	$0.75	$1.02	$0.55
Diluted	$0.70	$0.68	$0.95	$0.52

Average shares outstanding (millions)
Basic	70.1	69.8	70.1	69.5
Diluted	80.1	80.6	80.2	76.3

The Statement of Income includes the consolidated financial results of the company’s manufacturing operations with its wholly owned financial services operations.

Exhibit 99.1 (continued)

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
(Millions of dollars)

	As of April 30

	2005	2004

ASSETS		As Restated

Cash and cash equivalents	$665	$398
Marketable securities	689	636

	1,354	1,034
Receivables, net	2,138	1,763
Inventories	1,008	751
Property and equipment, net	1,492	1,380
Investments and other assets	722	482
Prepaid and intangible pension assets	69	65
Deferred tax asset, net	1,480	1,463

Total assets	$8,263	$6,938

LIABILITIES AND SHAREOWNERS' EQUITY

Liabilities
Accounts payable, principally trade	$1,527	$1,186
Debt: Manufacturing operations	1,741	1,082
Financial services operations	1,569	1,604
Postretirement benefits liability	1,586	1,685
Other liabilities	1,224	1,013

Total liabilities	7,647	6,570

Commitments and contingencies

Shareowners' equity
Series D convertible junior preference stock	4	4
Common stock and additional paid in capital (75.3 million shares issued)	2,084	2,121
Retained earnings (deficit)	(533)	(803)
Accumulated other comprehensive loss	(769)	(773)
Common stock held in treasury, at cost	(170)	(181)

Total shareowners' equity	616	368

Total liabilities and shareowners' equity	$8,263	$6,938

The Statement of Financial Condition includes the consolidated financial results of the company’s manufacturing operations with its wholly owned financial services operations.